EXHIBIT 10.1
Employment Agreement
          This Employment Agreement (this “Agreement”), effective as of May 27, 2008 (the “Effective Date”), is between Sterling Chemicals, Inc., a Delaware corporation (“Employer”), and John V. Genova (“Executive”).
          Whereas, Employer wishes to employ Executive as its President, Chief Executive Officer and Executive wishes to accept such employment; and
          Whereas, the parties wish to set forth the terms and conditions of such employment;
          Now, Therefore, the parties hereto agree as follows:
          1. Definitions. As used in this Agreement, the following terms have the following meanings:
     “Accounting Firm” means, as of the time of determination, a nationally recognized accounting firm or employee benefits firm acceptable to Employer and Executive; provided, however, that such firm has not provided any services to Employer or Executive at any time during the immediately preceding three-year period.
     “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.
     “Agreement” has the meaning specified in the introductory paragraph hereof.
     “Annual Period” means the time period of each year beginning on the first day of the Employment Term and ending on the day before the anniversary of that date.
     “Base Salary” has the meaning specified in Section 5(a).
     “Base Salary Component” has the meaning specified in Section 7(e).
     “Benefit Plan” means any employee benefit plan (including any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), program, arrangement or practice maintained, sponsored or provided by Employer or any subsidiary, including those relating to bonuses, incentive compensation, retirement benefits, stock options, stock ownership or stock awards, healthcare or medical benefits, disability benefits, death benefits, disability, life, accident or travel insurance, sick leave, vacation pay or termination pay.
     “Board” means the Board of Directors of Employer.

     “Bonus Component” has the meaning specified in Section 7(e).
     “Business Expenses” has the meaning specified in Section 5(e).
     “Cause” means a finding by the Board of acts or omissions constituting, in the Board’s reasonable judgment, any of the following occurring during the Employment Term:
(i)	the commission by Executive of (A) fraud, (B) acts of dishonesty which are injurious to Employer (monetarily or otherwise) in any material respect or (C) an act constituting a breach in any material respect of the duty of loyalty (as defined by the laws of the State of Delaware) to Employer or its Affiliates;

(ii)	conduct (including a failure to act) by Executive that is materially detrimental in a monetary manner to Employer or that prejudices, in any material respect, the reputation of Employer in the fields of business in which it is engaged or with the investment community or the public at large, but only if Executive knew, or should have known, that such conduct could have such result;

(iii)	acts or omissions of Executive constituting a violation of any of his material obligations under this Agreement;

(iv)	Executive’s failure to comply, in any material respect, with the policies of Employer or its Affiliates, specifically including those concerning alcohol or drugs, ethics, equal employment opportunity, harassment or compliance with laws;

(v)	Executive’s material insubordination to the Board or willful failure to observe and comply with all lawful and ethical and reasonable directions and instructions of the Board;

(vi)	subject to Section 4(b), Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to Employer or its Affiliates;

(vii)	Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony or any violation of federal or state securities laws; or

(viii)	Executive’s failure to cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to Employer’s or an Affiliate’s business or Executive’s conduct related to Employer or an Affiliate.

          “Change of Control” means the occurrence of any of the following events:
(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Resurgence Asset Management, L.L.C. and/or any of its or its affiliates’ managed funds or accounts (“Resurgence”), of securities of Employer if, immediately thereafter, such Person is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding voting securities of Employer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any of its Affiliates; or (B) any acquisition by any corporation pursuant to a transaction that complies with subclauses (iii)(A), (iii)(B) and (iii)(C) of this definition;

(ii)	the time at which individuals who, within any 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual whose election, or nomination for election by Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Employer or any of its subsidiaries, a disposition of assets by Employer or the acquisition of assets or stock of another entity by Employer or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including a corporation that, as a result of such transaction, owns Employer or has purchased Employer’s assets in a disposition of assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding Resurgence or any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders or other relevant stakeholders of Employer of a complete liquidation or dissolution of Employer.
     “COBRA” has the meaning specified in Section 7(e).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a Code section shall include (i) such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section and (ii) all rulings, regulations, notices, announcements, guidance and other pronouncements issued by the U.S. Treasury Department, the Internal Revenue Service and any court of competent jurisdiction that relate to such section.
     “Compensation Payment” has the meaning specified in Section 7(a).
     “Competitive Position” has the meaning specified in Section 7(e).
     “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales, costs, pricing, strategies, forecasts and long range plans, financial and tax information, personnel information, business, marketing and operational projections, plans and opportunities, customer, vendor and supplier information, project and prospect locations and leads and production information but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Executive.
     “Correction Period” has the meaning specified in Section 6(c).
     “Effective Date” has the meaning specified in the introductory paragraph hereof.
     “Employer” has the meaning specified in the introductory paragraph hereof.
     “Employment Term” has the meaning specified in Section 3.
     “Employment Termination Date” means the effective date of termination of Executive’s employment as determined under Section 6(g).

     “Excise Tax” has the meaning specified in Section 7(g).
     “Executive” has the meaning specified in the introductory paragraph hereof.
     “Good Reason” means, with respect to Executive, any of the following actions or failures to act by Employer (unless such act or failure to act was with the express written consent of Executive):
(i)	a material adverse change in Executive’s reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change, including any change caused by the removal of Executive from, or the failure to re-elect Executive to, any material corporate office of Employer held by Executive immediately prior to such effective date but excluding any such change that occurs in connection with a termination of Executive’s employment in accordance with the terms of this Agreement;

(ii)	the assignment to Executive of duties and/or responsibilities that are materially inconsistent with Executive’s status, positions, duties, responsibilities and functions with Employer immediately prior to the effective date of such assignment;

(iii)	a reduction in Executive’s Base Salary or target award opportunity under the ICP, in each case, as in effect immediately prior to the effective date of such reduction;

(iv)	the failure of Employer to maintain employee benefit plans, programs, arrangements and practices entitling Executive to benefits that, in the aggregate, are at least as favorable to Executive as those available to Executive under the Benefit Plans in which he or she was a participant immediately prior to the effective date of such failure; provided, however, that the amendment, modification or discontinuance of any or all such employee benefit plans, programs, arrangements or practices by Employer shall not constitute “Good Reason” hereunder if such amendment, modification or discontinuance applies generally to Employer’s salaried work force and does not single out Executive for disparate treatment; or

(v)	acts or omissions of Employer constituting a violation of any of its material obligations under this Agreement.
For purposes of this definition, none of the actions described in clauses (i) through (iv) above shall constitute a Good Reason if it was an isolated and inadvertent action not taken in bad faith by Employer and if it and any damage caused to Executive is remedied by Employer promptly after receipt of notice thereof given by Executive. For purposes of this definition, any action or failure to act described in clauses (i) through (v) above shall cease to be a Good Reason on the date which is 90 days after the date on which such action or failure to act first occurred unless, prior to such date, Executive delivers a Notice of Termination to Employer pursuant to Section 6(f). In the event of any dispute between Employer and Executive with respect to the aggregate value or level of any of Executive’s benefits for purposes of clause (iv) above, Employer and Executive shall use their best efforts to resolve such dispute themselves. If they are unable to resolve the dispute within 15 business days, an Accounting Firm shall be engaged by Employer to make its own determination with respect to the dispute and the determination by such Accounting Firm shall be final and binding on Employer (including the Compensation Committee) and Executive. If an Accounting Firm is engaged with respect to any dispute as aforesaid, (A) such Accounting Firm shall be instructed to make its determination as soon as practicable (but in no event later than 60 days after Executive delivers the Notice of Termination) and to use such materiality standard as such Accounting Firm may determine to be reasonable under the circumstances and (B) Employer and Executive shall provide such Accounting Firm with all books, records and other information relevant to such dispute as such Accounting Firm may reasonably request. No Accounting Firm engaged as aforesaid shall be liable or responsible to Employer (including the Compensation Committee) or Executive for any determination made by such Accounting Firm in good faith.
     “Gross-Up Payment” has the meaning specified in Section 7(g).
     “ICP” has the meaning specified in Section 5(b).
     “Inability to Perform” means (i) Executive has been determined under Employer’s long-term disability plan to be eligible for long-term disability benefits or (ii) Executive has suffered a physical or mental condition that, in the opinion of a licensed physician reasonably acceptable to Employer and Executive (or his legal representative), prevents Executive from being able to perform the essential functions of his position for (A) a period of three consecutive months or (B) an aggregate of four months within any period of 12-consecutive months.
     “Payment” has the meaning specified in Section 7(g).
     “Protection Period” means the period commencing 180 days prior to the date on which the relevant Change of Control occurs and ending two years after the date on which such Change of Control occurs.
     “Protection Period Severance Payment” has the meaning specified in Section 7(e).
     “Restricted Activities” has the meaning specified in Section 7(g).
     “Section 409A Exempt Amount” has the meaning specified in Section 7(f).
     “Severance Payment” has the meaning specified in Section 7(f).
     “Target Bonus” has the meaning specified in Section 5(b).

     “Vacation Payment” has the meaning specified in Section 7(a).
     “Work Product” means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by Executive while employed by Employer and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or then-proposed, of Employer and/or any of its Affiliates, or any other business or research or development effort in which Employer and/or any of its Affiliates engages during the Employment Term excluding, however, any such work product that is or becomes generally usable by the public without payment of compensation to the owner thereof unless such work product becomes so usable as a result of any breach of this Agreement or other unauthorized disclosure by Executive.
          2. Employment. Employer agrees to employ Executive, and Executive agrees to be employed, during the Employment Term in the position and with the duties and responsibilities set forth in Section 4(a) and upon the other terms and conditions set out in this Agreement. As soon as practicable after the Effective date, Employer shall cause Executive to become a member of the Board and, during the Employment Term, Employer shall cause Executive to be nominated as a member of the Board at each annual meeting of the stockholders of Employer.
          3. Term. Executive’s employment shall commence on the Effective Date and shall be for an initial term of three years (the “Employment Term”), unless sooner terminated as provided in this Agreement. Subject to earlier termination as provided in this Agreement, on the last day of each Annual Period, the Employment Term shall be automatically extended for an additional one-year period unless Employer gives written notice to Executive at least three months prior to the last day of such Annual Period of its election to not extend this Agreement for an additional one-year period. Each automatic one-year extension shall be part of the Employment Term.
          4. Position and Duties. (a) During the Employment Term, Executive shall be employed as President and Chief Executive Officer of Employer, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer), and Executive shall be responsible for the business, affairs, properties and operations of Employer and shall have general executive charge, management and control of Employer, with all such powers and authority with respect to such business, affairs, properties and operations as may be reasonably incident to such duties and responsibilities. In addition, Executive shall have such other duties, functions, responsibilities and authority as are from time to time delegated to Executive by the Board; provided, however, that such duties, functions, responsibilities and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer.
          (b) During the Employment Term, Executive shall devote his full business time, skill and attention and his best efforts to the business and affairs of Employer to the extent necessary to discharge fully, faithfully and efficiently the duties and responsibilities delegated and assigned to Executive in or pursuant to this Agreement, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability and as otherwise specified in this Section. Employer agrees that it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements at educational institutions or (iii) manage personal investments, so long as in the case of (i), (ii) or (iii) above such activities do not, individually or in the aggregate, significantly interfere or conflict with the performance of Executive’s responsibilities under this Agreement or the interests of Employer. In addition, Employer acknowledges that Executive currently serves on the Board of Directors of Encore Acquisition Company and represents that such service shall not be considered a violation of this Section unless such activities significantly interfere with Executive’s performance of his responsibilities under this Agreement. Executive shall not become a member of the board of directors or committees of any other business organization (but excluding charitable organizations even if conducting a business) without the prior written consent of the Board.
          (c) In connection with Executive’s employment under this Agreement, Executive shall be based in Houston, Texas, or at any other place where the principal executive offices of Employer may be located during the Employment Term. Executive also will engage in such travel as the performance of Executive’s duties in the business of Employer may require.
          (d) All services that Executive may render to Employer or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.
          (e) Employer agrees that it has provided to Executive and Executive hereby acknowledges that he has read and is familiar with Employer’s policies regarding business ethics and conduct, and will comply with all such provisions, and any amendments thereto, during the Employment Term.
          5. Compensation and Related Matters. (a) Base Salary. During the Employment Term, Employer shall pay Executive for his services under this Agreement an annual base salary (“Base Salary”). The Base Salary on the Effective Date shall be $395,000. The Base Salary is subject to annual adjustments on March 1 of each year beginning March 2009, at the discretion of the Board, but in no event shall Employer pay Executive a Base Salary less than the Base Salary then in effect without the consent of Executive. The Base Salary shall be payable in bi-monthly installments (in arrears) in accordance with the general payroll practices of Employer, or as otherwise mutually agreed upon.
          (b) Annual Incentives. Beginning in calendar year 2008 and during the Employment Term, Executive will participate in Employer’s Bonus Plan or any other incentive compensation plan (whether payable in cash or equity of Employer) applicable to Executive’s position as may be adopted by Employer from time to time (the Bonus Plan or such other plan, the “ICP”). Executive’s target award opportunity under the ICP will be 100% of Executive’s Base Salary (“Target Bonus”) with a threshold of 50% of Executive’s Base Salary and a maximum of 200% of Executive’s Base Salary, and shall be subject to such other terms, conditions and restrictions as may be established by the Board or the Compensation Committee. Prior to March 1 of each year, Executive will develop a proposed set of performance metrics for that year that are subject to review and approval by the Board and/or the Compensation Committee. Performance metrics for 2008 will be developed by Executive and submitted to the Board for its review and approval within one month of the Effective Date.
          (c) Equity Option Grant Related to Initial Employment. Executive shall be granted, on the Effective Date and pursuant to Employer’s Amended and Restated 2002 Stock Plan and Employer’s standard form of option agreement, nonqualified stock options to purchase 120,000 shares of Employer’s common stock at an exercise price of $31.60, which option will have a ten-year term and will vest and become exercisable in three equal, annual installments with the first installment vesting and becoming exercisable on the first anniversary of the Effective Date (subject to Executive’s continued employment with the Company on each applicable vesting date).
          (d) Equity Option Grants Related to Future Employment. In addition to the stock options granted pursuant to Section 5(c), Employer will annually determine whether Executive should receive additional stock options or restricted stock awards of Employer’s common stock based on Executive’s performance relative to predetermined long-term performance metrics. Prior to March 1 of each year, Executive will develop a proposed set of long-term performance metrics for that year that are subject to review and approval by the Board and/or the Compensation Committee. Long-term performance metrics for 2008 will be developed by Executive and submitted to the Board for its review and approval within one month of the Effective Date. The exercise price for stock options granted pursuant to this Section 5(d) will be determined by the Board or the Compensation Committee at the time of grant but will not, in any event, be less than the fair market value of a share of Employer’s common stock as of the date of grant.
          (e) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all Benefit Plans or other employee benefit programs and arrangements that are generally made available by Employer to its current Chief Executive Officer, including without limitation Employer’s life insurance, equity based plans, long-term disability and health plans. Executive acknowledges that Employer has frozen its Salaried Employees’ Pension Plan, Pension Benefit Equalization Plan and Supplemental Employee Retirement Plan and Executive will not be eligible to participate in, or receive any benefits under, such plans. Executive acknowledges and agrees that cooperation and participation in medical or physical examinations may be required by one or more insurance companies in connection with the applications for such life and/or disability insurance policies.
          (f) Business Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive during the Employment Term in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or practices for reimbursement of expenses incurred by other senior executives of Employer (“Business Expenses”).

          (g) Vacations. Executive shall be eligible for four weeks’ annual paid vacation during each of the first two Annual Periods of the Employment Term, and then, five weeks annual vacation during each successive Annual Period of the Employment Term, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of Employer. Executive agrees to use his vacation and other paid time off at times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Employer and Executive.
          (h) Fringe Benefits. During the Employment Term, Executive shall be entitled to the perquisites and other fringe benefits that are made available by Employer to its senior executives generally, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit; provided, however, that the Board may award or provide employee Benefit Plans or programs and arrangements to Executive which are different from (but not less in value) than those which are provided to other senior executives of Employer generally.
          (i) Relocation. Employer shall reimburse Executive for all reasonable actual out-of-pocket costs and expenses incurred by Executive in connection with relocating to the Houston, Texas area, which shall be deemed to be (i) all customary and reasonable realtor fees and closing costs associated with the sale of Executive’s existing San Antonio home, (ii) all customary and reasonable closing costs, inspection costs, survey costs and other customary and reasonable fees and expenses (excluding financing points) associated with the purchase by Executive of a new home in the Houston, Texas area and (iii) all costs associated with moving Executive’s and his immediate family’s personal belongings from San Antonio, Texas to the Houston, Texas area to the extent such costs do not exceed $150,000; provided, however, that in each case such costs and expenses are incurred by Executive within three years from the Effective Date. Employer will reimburse Executive for temporary housing and other related costs in the Houston, Texas area for up to 120 days from the Effective Date in an amount not to exceed $5,000 per month. The reimbursements for expenses for which Executive is entitled to be reimbursed pursuant to this Section 5(i) shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred. Executive acknowledges and agrees that some of the costs and expenses reimbursed by Employer pursuant to this Section 5(i) will be taxable as imputed income. In the event that Executive terminates his employment with Employer without Good Reason during the two-year period following the Effective Date, Executive shall refund to Employer all amounts paid by Employer pursuant to this Section 5(i) within 30 days after demand therefore by Employer.
          (j) Directors and Officers (D&O) Liability Insurance. Employer will provide information on their D&O insurance coverage and will cause Executive to be covered thereunder as of the Effective Date and following the Employment Termination Date (for any reason) for the period during which any action which would otherwise be covered by the D&O insurance could be brought against Employer, its Affiliates or Executive.
          6. Termination of Employment. (a) Death. Executive’s employment shall terminate automatically upon his death.

          (b) Inability to Perform. Employer may terminate Executive’s employment at any time for Inability to Perform.
          (c) Termination by Employer for Cause. Employer may terminate Executive’s employment for Cause by providing Executive with a Notice of Termination; provided, however, that (i) prior to terminating Executive’s employment for Cause, Employer shall provide Executive with written notice of its intention to do so, which notice shall specify the particular circumstances or events that Employer contends gives rise to the existence of Cause and (ii) in the event that Employer intends to terminate Executive’s employment pursuant to clause (iii), (iv), (v), (vi) or (viii) of the definition of Cause, Employer shall provide Executive with 30 days within which to correct the circumstances or events Employer contends give rise to the existence of Cause under such clause(s) (the “Correction Period”), unless the circumstances or events involve the violation of Employer’s policies involving alcohol or drugs or any other circumstance which cannot be corrected; provided, however, that, during any Correction Period, Executive shall be allowed to appear before the Board and present information and evidence relevant to its decision to terminate him for Cause and Executive may be represented by counsel at such meeting.
          (d) Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, Executive must provide a Notice of Termination to Employer describing the condition(s) alleged to constitute Good Reason. Employer shall have 30 days from the receipt of such Notice of Termination to remedy the Good Reason condition(s). If such conditions are not remedied within that 30-day period, Executive’s employment with the Company shall automatically terminate upon the expiration of such 30-day period.
          (e) Termination by Either Party Without Cause or Without Good Reason. Subject to Employer’s obligations under Section 7 herein and as otherwise required in this Agreement, either Employer or Executive may terminate Executive’s employment without Cause or without Good Reason at any time (i) upon written notice to Executive in the case of a termination by Employer without Cause or (ii) on 60 days’ prior written notice in the case of a termination by Executive without Good Reason.
          (f) Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than a termination pursuant to Section 6(a)) shall be communicated by a written Notice of Termination. For purposes of this Agreement, “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Inability to Perform, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision invoked and (iii) if the termination is by Executive pursuant to Section 6(e), or by Employer for any reason, specify the Employment Termination Date. The failure by Employer or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights.
          (g) Employment Termination Date. The Employment Termination Date, whether occurring before or after a Change of Control, shall be (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by Employer because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is received by Employer, (iii) if Executive’s employment is terminated by Executive for Good Reason, in accordance with Section 6(d), (iv) if the termination is under Section 6(e), the date specified in the Notice of Termination, which date, in the case of a Notice of Termination given by Executive, shall be no earlier than 60 days after the date such notice is received by Employer, or (v) if Executive’s employment is terminated by expiration of the Employment Term in accordance with Section 3, the date the Employment Term expires.
          (h) Deemed Resignation. In the event of termination of Executive’s employment, Executive agrees that if at such time he is a member of the Board or is an officer of Employer or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date; provided, however, that if Employer and Executive agree in writing prior to the Employment Termination Date that Executive shall remain a member of the Board, Executive shall not be deemed to have resigned his position as a member of the Board merely by virtue of the termination of his employment. Executive agrees to execute and deliver any documents evidencing his resignation from such positions that Employer may reasonably request; provided, however, that no such document shall affect the date that Executive ceased to be an officer, director or employee of Employer or any of its Affiliates as described above.
          (i) Investigation; Suspension. Employer may suspend Executive with full pay and benefits which were being provided to Executive at the time of his suspension pending (i) an investigation described in clause (viii) of the definition of Cause or (ii) a determination by the Board whether Executive has engaged in acts or omissions constituting Cause. No such paid suspension shall constitute a termination of Executive’s employment or Good Reason. Executive agrees to cooperate with Employer in connection with any such investigation.
          7. Compensation Upon Termination of Employment. (a) Death. If Executive’s employment is terminated by reason of Executive’s death, Employer shall pay to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate) any unpaid portion of Executive’s Base Salary through the Employment Termination Date (the “Compensation Payment”), any earned but unused vacation (the “Vacation Payment”) and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.
          (b) Inability to Perform. If Executive’s employment is terminated by reason of Executive’s Inability to Perform, Employer shall pay to Executive the Compensation Payment (if Executive is not receiving payments under Employer’s long-term disability plan), the Vacation

Payment and any unreimbursed Business Expenses at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.
          (c) Termination by Executive Without Good Reason. If Executive’s employment is terminated by Executive pursuant to and in compliance with Section 6(e), Employer shall pay to Executive the Compensation Payment, the Vacation Payment and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.
          (d) Termination for Cause. If Executive’s employment is terminated by Employer for Cause, Employer shall pay to Executive the Compensation Payment, the Vacation Payment and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.
          (e) Termination Without Cause or With Good Reason or Upon Expiration of Employment Term During a Protection Period. If a Change of Control occurs and Executive’s employment is terminated during a Protection Period (i) by Employer without Cause (other than due to an Inability to Perform), (ii) by Executive for Good Reason or (iii) due to the expiration of the Employment Term in accordance with Section 3:
     (A) Employer shall pay to Executive the Compensation Payment, the Vacation Payment and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date;
     (B) if, within 60 days after the Employment Termination Date, Executive has signed a release agreement, in form and content reasonably acceptable to Employer and Executive, and he does not revoke such release agreement:
(1)	Employer shall pay to Executive, in lieu of any other severance or separation benefits (and, where the Employment Termination Date occurs before the Change of Control, reduced by the Severance Payment paid to Executive pursuant to Section 7(f) below), in a single lump sum payment within 60 days after the Employment Termination Date where such Employment Termination Date occurs after the Change of Control and within 60 days of the Change of Control if such Employment Termination Date occurred prior to the Change of Control, an amount equal to (x) Executive’s Base Salary in effect on the Employment Termination Date times 2.75 (the “Base Salary Component”) plus (y) Executive’s ICP award at the target level for the performance period in effect on the Employment Termination Date (but in no event less than the target level specified in Section 5(b)) times 2.75 calculated as if Executive was employed by Employer for the entire performance period during which the ICP award could have been earned (the “Bonus Component” and, together with the Base Salary Component, the "Protection Period Severance Payment”);

(2)	all stock options and restricted stock awards granted by Employer to Executive as of the Employment Termination Date and other benefits or programs which contain a vesting requirement shall immediately vest in full;

(3)	Executive will have 90 days after the Employment Termination Date to exercise any stock options granted by Employer to Executive that have not previously lapsed; provided, however, that in no event may any of such stock options be exercised after the date upon which such stock options would have expired by their original terms; and

(4)	any other benefits to which Executive would have otherwise been entitled upon termination of employment or separation of service, including by example and not by limitation, benefits under Employer’s long-term disability plan, the benefits under the OMNIBUS Budget Reconciliation Act of 1985 (“COBRA”), and those which would otherwise be paid under any qualified or nonqualified Benefit Plan which provides for benefits upon termination of employment or separation from service.
Notwithstanding anything to the contrary contained in this Agreement, if Executive is entitled to receive a Protection Period Severance Payment, up to 50% of the Protection Period Severance Payment shall be subject to repayment by Executive if, within one year after the date of Executive’s Employment Termination Date, Executive owns, manages, operates or controls (or joins in the ownership, management, operation or control of), or becomes employed by or connected in any manner with, any business engaged in the manufacture or sale of acetic acid, propylene, biodiesel or renewable fuels anywhere in Texas or any of its contiguous states (each, a “Competitive Position”). In the event that Executive is required to repay any portion of the Protection Period Severance Payment pursuant to this Section 7(e), such portion shall be determined by multiplying 50% of the Protection Period Severance Payment (prior to any reduction for the Severance Payment if previously paid to Executive) by a fraction, the numerator of which is the number of days from the date Executive begins in such Competitive Position until the first anniversary of the Employment Termination Date, and the denominator of which is 365.
          Notwithstanding the foregoing, Employer’s obligation under clause (B)(1) above shall terminate, and Executive shall refund to Employer upon demand therefore, any amounts previously paid by Employer to Executive pursuant to clause (B)(1) above, if Executive engages in any conduct that materially violates Section 8, engages in any Restricted Activities described in Section 9 or Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any felony criminal offense or any material violation of federal or state securities laws, or has a cease-and-desist order, injunction or other penalty or judgment issued or entered in any material civil enforcement action brought against him by any United States regulatory agency or by a court of competent jurisdiction in a proceeding commenced by such a regulatory agency (in either case, regardless of whether Executive admits or denies the substantive allegations, and in each case only (i) for actions or omissions related to his employment with Employer or any of its Affiliates) and (ii) Employer is materially damaged by the actions of Executive which resulted in the foregoing sanctions, penalties or actions.
          (f) Termination Without Cause or With Good Reason or Upon Expiration of Employment Term Outside a Protection Period. If Executive’s employment hereunder is terminated (i) by Employer without Cause (other than due to an Inability to Perform), (ii) by Executive for Good Reason or (iii) due to the expiration of the Employment Term in accordance with Section 3 and the Employment Termination Date does not occur within a Protection Period:
     (A) Employer shall pay to Executive the Compensation Payment, the Vacation Payment and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date;
     (B) if, within 60 days after the Employment Termination Date, Executive has signed a release agreement, in form and content reasonably acceptable to Employer and Executive, and he does not revoke such release agreement:
(1)	Employer shall pay to Executive, in lieu of any other severance or separation benefits, in a single lump sum payment within 60 days after the Employment Termination Date, an amount equal to the sum of (x) 50% of the Base Salary Component plus (y) 50% of the Bonus Component (such amount, the “Severance Payment”);

(2)	all stock options and restricted stock awards granted by Employer to Executive as of the Employment Termination Date and other benefits or programs which contain a vesting requirement shall immediately vest in full;

(3)	Executive will have 90 days after the Employment Termination Date to exercise any stock options granted by Employer to Executive that have not previously lapsed; provided, however, that in no event may any of such stock options be exercised after the date upon which such stock options would have expired by their original terms; and
(4) any other benefits to which Executive would have otherwise been entitled upon termination of employment or separation of service, including by example and not by limitation, benefits under Employer’s long-term disability plan, the benefits under COBRA, and those which would otherwise be paid under any qualified or nonqualified Benefit Plan which provides for benefits upon termination of employment or separation from service.
          (g) Gross-Up Payments. In the event that it is determined that any payment (other than the Gross-Up Payment provided for in this Section 7(g)) or distribution by Employer or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount equal to the lesser of (i) an amount such that, after payment by Executive of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment, and (ii) 25% of the sum of Executive’s Base Salary plus Executive’s Target Bonus, in each case, as of the Employment Termination Date. For purposes of determining the amount of the Gross-Up Payment, Executive will be considered to pay (A) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (B) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax and the calculation of the amounts referred to in this paragraph (g) will be made at the expense of Employer by the Accounting Firm, which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon Employer and Executive. The Gross-Up Payment will be paid to Executive as soon as administratively practicable following, but no later than the end of the calendar year in which Executive remits the related taxes.
          (h) Health and Life Insurance Continuation. If Executive’s employment is terminated (i) by Employer without Cause (other than due to an Inability to Perform), (ii) by Executive for Good Reason or (iii) due to the expiration of the Employment Term in accordance with Section 3, for a period of 18 months following the Employment Termination Date, Executive (and the members of his family who are currently eligible to receive benefits under Employer’s primary group medical plan) shall continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) of Employer under which they were covered on the Employment Termination Date to the extent Employer continues to provide such coverage to its executive officers generally; provided that Executive (A) makes a timely COBRA election after the Employment Termination Date and (B) pays the active employee premium required by such plans and programs; provided, however, that Employer’s obligations under this Section 7(h) with respect to any particular type of plan or program shall earlier terminate upon the date on which Executive becomes eligible for similar coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which occurrence Executive shall promptly report to Employer.
          (i) Exclusive Compensation and Benefits. The compensation and benefits described in this Section 7, along with the associated terms for payment, constitute all of Employer’s obligations to Executive with respect to the ending of Executive’s employment with Employer and/or its Affiliates and Employer shall not be obligated to make any payments to

Executive under Employer’s Fifth Amended and Restated Key Employee Protection Plan or Third Amended and Restated Severance Pay Plan, as such plans may be amended or replaced from time to time, in connection with any termination of Executive’s employment. Accordingly, Executive and Employer expressly acknowledge and agree that, following the Employment Termination Date, Executive shall have no rights to any employment by Employer or its Affiliates (including employment as described in Sections 2, 3 and 4 of this Agreement), and no rights to any further compensation or benefits under Section 5 of this Agreement except to the extent such benefits are required to be provided by law or are provided under any of the Benefit Plans or other programs and arrangements to similarly situated former employees in accordance with the terms of such Benefit Plans, programs or arrangements. Executive and Employer further acknowledge and agree that nothing in this Agreement is intended to limit or terminate (i) any obligations of Employer or Executive under the other terms of this Agreement, including, but not limited to, with respect to Employer, its obligations under Sections 12 and 20, and, with respect to Executive, his obligations under Sections 6(h), 8, 9, 10, 13, 22, and 23, or (ii) any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any Benefit Plan of Employer in which Executive is participating at the time of the termination of employment.
          (j) Code Section 409A. This Agreement is intended to comply with Section 409A of the Code and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code. If a provision of the Agreement would result in the imposition of earlier or additional taxes under Section 409A of the Code, the parties agree that such provision shall be reformed to avoid imposition of such taxes. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments and “termination of employment” shall mean Executive’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof. If (i) Executive is a “specified employee,” as such term is defined in Section 409A of the Code and determined as described below in this Section 7(j), and (ii) any payment due under this Agreement is subject to Section 409A of the Code and is required to be delayed under Section 409A of the Code, that payment shall be paid on the earliest of (A) the first business day that is six months after Executive’s separation from service, (B) the date of Executive’s death or (C) the date that otherwise complies with the requirements of Section 409A of the Code. This Section 7(j) shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s separation from service and paying such accumulated amounts on the earliest business day which complies with the requirements of Section 409A of the Code. For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with Section 409A of the Code.
          (k) Payment after Executive’s Death. In the event of Executive’s death after he becomes entitled to a payment or payments pursuant to this Section 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate).
          (l) Offset. Executive agrees that Employer may set off against, and Executive authorizes Employer to deduct from, any payments due to Executive, or to his heirs, legal representatives, or successors, as a result of the termination of Executive’s employment any amounts which may be due and owing to Employer or any of its Affiliates by Executive, whether arising under this Agreement or otherwise; provided, however, that any such set off and deduction shall be made in a manner that complies with Section 409A of the Code to the extent applicable.
          8. Confidential Information. (a) Executive acknowledges and agrees that (i) Employer and its Affiliates are engaged in a highly competitive business, (ii) Employer and its Affiliates have expended considerable time and resources to develop goodwill with their customers, vendors and others, and to create, protect and exploit Confidential Information, (iii) Employer must continue to prevent the dilution of its and its Affiliates’ goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests, (iv) in the acquisition, development and marketing of chemicals or other hydrocarbon products, his participation in or direction of Employer’s or its Affiliates’ day-to-day operations and strategic planning are an integral part of Employer’s continued success and goodwill, (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information, and (vi) he will have access to Confidential Information that could be used by a competitor of Employer in a manner that would irreparably and materially harm Employer’s competitive position in the marketplace and dilute its goodwill. Employer acknowledges and agrees that nothing in this Agreement precludes Executive from accepting employment from any third party employer after termination of employment with Employer and its Affiliates for whatever reason; provided, however, that Executive complies with his obligations under Section 8(d) and applicable law with respect to the Confidential Information.
          (b) Employer acknowledges and agrees that Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities. Employer accordingly shall, upon execution and delivery of this Agreement, provide Executive immediate and continuing access to Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information.
          (c) Employer and Executive acknowledge and agree that during Executive’s employment with Employer, and upon execution and delivery of this Agreement, he (i) will receive Confidential Information that is unique, proprietary and valuable to Employer and/or its Affiliates, (ii) will create Confidential Information that is unique, proprietary and valuable to Employer and/or its Affiliates and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer and its Affiliates have generated and from the Confidential Information.
          (d) Accordingly, Executive acknowledges and agrees that at all times during his employment by Employer and/or any of its Affiliates and thereafter:
     (i) all Confidential Information shall remain and be the sole and exclusive property of Employer and/or its Affiliates;
     (ii) he will protect and safeguard all Confidential Information;
     (iii) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director or employee of, or legal counsel for, Employer or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;
     (iv) if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Employer in writing sufficiently in advance of any such disclosure to allow Employer the opportunity to defend, limit or otherwise protect its interests against such disclosure;
     (v) at the end of his employment with Employer for any reason or at the request of Employer at any time, he will return to Employer all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and
     (vi) absent the promises and representations of Executive in this Section 8 and in Section 9, Employer would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information and would not enter or have entered into this Agreement.
          9. Nonsolicitation Obligations. In consideration of Employer’s promises to provide Executive with Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Employer in this Agreement, Executive agrees that, while he is employed by Employer and/or any of its Affiliates and for a two-year period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):
     (a) he will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Employer or its Affiliates to leave that employment or cease performing those services; and
     (b) he will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade or entice, or endeavor to solicit, induce, persuade or entice, any person who is then a customer, supplier or vendor of Employer or any of its Affiliates to cease being a customer, supplier or vendor of Employer or any of its Affiliates or to divert all or any part of such person’s or entity’s business from Employer or any of its Affiliates.
Executive acknowledges and agrees that (i) the restrictions contained in this Section 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Section 8, (ii) Employer’s promises and undertakings set forth in Section 8 and Executive’s position and responsibilities with Employer give rise to Employer’s interest in restricting Executive’s post-employment activities, (iii) such restrictions are designed to enforce Executive’s promises and undertakings set forth in this Section 9 and his common-law obligations and duties owed to Employer and its Affiliates, (iv) these restrictions are reasonable and necessary, are valid and enforceable under Texas law and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information and other legitimate business interests, (v) he will immediately notify Employer in writing should he be advised by legal counsel retained by Executive that these restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable, (vi) the mutual promises and undertakings of Employer and Executive under Sections 8 and 9 are not contingent on the duration of Executive’s employment with Employer, (vii) absent the promises and representations made by Executive in this Section 9 and in Section 8, Employer would require him to return any Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information and would not enter or have entered into this Agreement, and (viii) his obligations under Sections 8 and 9 supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to Employer. Employer agrees that any action that is undertaken by a subsequent employer of Executive will not be treated as an action by Executive for purposes of the foregoing provisions of this Section 9 unless Executive personally engages in a Restricted Activity, whether directly or indirectly.
          10. Intellectual Property. (a) In consideration of Employer’s promises and undertakings in this Agreement, Executive agrees that all Work Product will be disclosed promptly by Executive to Employer, shall be the sole and exclusive property of Employer and is hereby assigned to Employer, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Employer or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, Executive acknowledges that all original works of authorship that are made by Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire” (as defined in the

United States Copyright Act (17 U.S.C., Section 101)) and are therefore owned by Employer from the time of creation.
          (b) Executive agrees to assign, transfer and set over, and Executive does hereby assign, transfer and set over to Employer, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that Employer is entitled to obtain and hold in its own name all patents, copyrights and other rights in respect of all Work Product. Executive agrees to (i) cooperate with Employer during and after his employment with Employer in obtaining patents or copyrights or other intellectual-property protection for all Work Product, (ii) execute, acknowledge, seal and deliver all documents tendered by Employer to evidence its ownership thereof throughout the world and (iii) cooperate with Employer in obtaining, defending and enforcing its rights therein.
          (c) Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between Executive and any other person or entity. Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. Executive will not in connection with his employment by Employer, use or disclose to Employer any confidential, trade secret or other proprietary information of any previous employer or other person that Executive is not lawfully entitled to disclose.
          11. Reformation. If the provisions of Sections 8, 9 or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, Executive and Employer agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.
          12. Indemnification and Insurance. Employer shall indemnify Executive both (a) to the fullest extent permitted by the laws of the State of Delaware and (b) in accordance with the more favorable of Employer’s certificate of incorporation, bylaws and standard indemnification agreement as in effect on the Effective Date or as in effect on the date as of which the indemnification is owed. In addition, Employer shall provide Executive with coverage under directors’ and officers’ (D&O) liability insurance policies on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.
          13. Assistance in Litigation. During the Employment Term and thereafter for the lifetime of Executive, Executive shall, upon reasonable notice, furnish such information and proper assistance to Employer or any of its Affiliates as may reasonably be required by Employer in connection with any litigation, investigations, arbitrations and/or any other fact-finding or adjudicative proceedings involving Employer or any of its Affiliates; provided, however, that Executive’s obligations under this Section 13 after the Employment Termination Date do not unreasonably interfere with Executive’s employment or other activities and endeavors. This obligation shall include, without limitation, to promptly upon request meet with counsel for Employer or any of its Affiliates and provide truthful testimony at the request of Employer or as otherwise required by law or valid legal process. Following the Employment Term, Employer shall promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive and approved in advance by Employer, which approval will not be unreasonably withheld, in rendering such assistance (such as travel, parking and meals), but shall have no obligation to compensate Executive for his time in providing information and assistance in accordance with this Section 13. Nothing contained in this Agreement is intended to limit the scope or coverage of any indemnification rights available to Executive under Employer’s Certificate of Incorporation or Bylaws or any indemnification agreement between Employer and Executive.
          14. No Obligation to Pay. With regard to any payment due to Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Employer to fail to make such payment to Executive if (a) Employer is prohibited from making the payment, (b) Employer would be obligated to recover the payment if it was made or (c) Executive would be obligated to repay the payment if it was made; provided, however, that (i) this Section 14 shall only apply if such prohibition or obligation is legally imposed by statute or regulation and (ii) in the event that Employer is unable to make any payment which would otherwise be required if not for the provisions of this Section 14, Employer will use commercially reasonable efforts, and shall consider any reasonable suggestions of Executive, to restructure and pay such compensation in a manner so that such payment may be made without being in violation of any statute or regulation or to provide an equivalent substitute for such payment which could not otherwise be paid.
          15. Deductions and Withholdings. With respect to any payment to be made to Executive, Employer shall deduct, where applicable, any amounts authorized by Executive and shall withhold and report all amounts required to be withheld and reported by applicable law.
          16. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and delivered by (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid, (b) hand delivery, (c) facsimile or electronic transmission or (d) overnight courier service, to the parties at the following addresses or numbers:
          (i) If to Employer, at:
Sterling Chemicals, Inc.
Attn: General Counsel
333 Clay Street
Suite 3600
Houston, Texas 77002
          (ii) If to Executive, at Executive’s then-current home address on file with Employer.
or at such other address or number as shall be designated by either party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, (A) in the case of a notice sent by regular mail, on the date actually received by the addressee, (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (C) in the case of a notice delivered by hand, when personally delivered, (D) in the case of a notice sent by facsimile or electronic transmission, upon transmission subject to telephone confirmation of receipt, and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.
          17. Injunctive Relief. Executive acknowledges and agrees that Employer would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Sections 8, 9 or 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Executive agrees that Employer shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Executive, but shall be in addition to all other remedies available to Employer at law or equity.
          18. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this Agreement be reduced by any compensation or benefits earned by Executive (other than as expressly provided in Section 7(h)) as the result of employment by another employer after the date of termination of Executive’s employment with Employer, or otherwise.
          19. Binding Effect; No Assignment by Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Subject to Section 20, Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement only to an Affiliate or successor in interest to Employer. Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Agreement, and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Except as otherwise provided in this Section 19, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
          20. Assumption by Successor. Employer shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, either by operation of law or written agreement, assumes the obligations of this Agreement in accordance with the terms of this

Agreement. If Employer fails to fulfill this obligation, such failure shall be considered Good Reason; provided, however, that Executive’s sole remedy for such failure shall be to terminate his employment for Good Reason and receive the compensation and benefits to which Executive is entitled in connection with such termination pursuant to Section 7(e) or (f), as applicable. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer that executes and delivers the agreement provided for in this Section 20 or that otherwise becomes obligated under this Agreement by operation of law.
          21. Legal Fees and Expenses. Employer will promptly reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with the preparation, review and negotiation of this Agreement prior to its execution; provided, however, that Executive provides Employer with invoices or other receipts of payment for such fees and expenses within three months after the Effective Date. In addition to the legal fees and expenses which may be paid under this Section 21, in the event that Executive prevails in any action against Employer, at law or in equity, to enforce the terms of this Agreement, Employer shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in connection with such action. Reimbursement for such legal fees and expenses will be made within 30 days after the date of settlement of such action or the date on which such action has been finally determined by a court of competent jurisdiction and is no longer subject to appeal, subject to the delivery by Executive of supporting invoices for such fees and expenses.
          22. Governing Law; Venue. This Agreement and the employment of Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws. The exclusive forum for any lawsuit arising from or related to Executive’s employment or this Agreement shall be a state or federal court in Harris County, Texas. This provision does not prevent Employer from removing to an appropriate federal court any action brought in state court. Executive Hereby Consents To, And Waives Any Objections To, Removal To Federal Court By Employer Of Any Action Brought Against It By Executive.
          23. Jury Trial Waiver. In The Event That Any Dispute Arising From Or Related To This Agreement Or Executive’s Employment With Employer Results In A Lawsuit, Both Employer And Executive Mutually Waive Any Right They May Otherwise Have For A Jury To Decide The Issues In The Lawsuit, Regardless Of The Party Or Parties Asserting Claims In The Lawsuit Or The Nature Of Such Claims. Employer And Executive Irrevocably Agree That All Issues In Such A Lawsuit Shall Be Decided By A Judge Rather Than A Jury.
          24. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter expressly addressed herein and supersedes all prior agreements and understandings, written and oral, between the parties with respect to such subject matter. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties concerning the subject matter hereof except as set forth herein. However, nothing in this Section 24 is intended to limit any obligations of the parties under any other agreement that Employer may enter into with Executive after the earlier of the Effective Date or the execution of this Agreement by Executive.
          25. Modification; Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Employer to agree to modify, amend or waive any provision of this Agreement. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either party in exercising any right, power or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either party to any other or further action in any circumstances without notice or demand.
          26. Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.
          27. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect and shall be enforceable to the fullest extent permitted by applicable law.
          28. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
          29. Interpretation. In this Agreement, unless a clear contrary intention appears:
     (a) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (b) all terms defined in the singular shall have the same meanings in the plural and vice versa;
     (c) reference to any entity includes such entity’s successors and assigns; provided, however, that nothing contained in this clause (c) is intended to authorize any assignment not otherwise permitted by this Agreement;
     (d) all references to Sections shall be deemed to be references to the Sections of this Agreement;

     (e) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise; and
     (f) no provision of this Agreement shall be interpreted or construed against either party hereto solely because that party or its legal representative drafted such provision.
          In Witness Whereof, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, effective as of the date first set forth above.

Sterling Chemicals, Inc.		Executive:

By: /s/ John R. Beaver		/s/ John V. Genova
Printed Name: John R. Beaver		John V. Genova
Title:	Senior Vice President — Finance and Chief Financial Officer